Exhibit 99.1
NEWS RELEASE

CONTACTS
Media Cheryl Gossin: 585-678-7191 Amy Martin: 585-678-7141	Investor Relations Patty Yahn-Urlaub: 585-678-7483 Bob Czudak: 585-678-7170

Constellation Brands Reports
Third Quarter Fiscal 2017 Results

•	Achieves reported basis EPS of $1.98 and comparable basis EPS of $1.96, an increase of 49% and 38%, respectively

•	Results reflect strong operating performance and include favorable tax rate benefit driven by reinvestment of certain foreign earnings (APB 23)

•	Generates $1.42 billion of operating cash flow and $824 million of free cash flow

•	Increases fiscal 2017 outlook; expects reported basis EPS of $7.55 - $7.65 and comparable basis EPS of $6.55 - $6.65 primarily reflecting lower tax rate projection

•	Affirms fiscal 2017 free cash flow projection of $575 - $675 million

•	Completes acquisitions of High West and Charles Smith in October 2016 and Obregon brewery in December 2016

•	Completes sale of Canadian wine business in December 2016

•
Repurchases 2.4 million shares of common stock for $367 million during third quarter fiscal 2017; repurchases 5.4 million shares of common stock for $823 million during fiscal 2017 through December 31, 2016

•	Declares quarterly cash dividend

Third Quarter Fiscal 2017 Financial Highlights*
(in millions, except per share data)
	Reported	% Change	Comparable	% Change
Net sales	$1,811	10%	$1,811	10%

Operating income	$534	19%	$532	12%

Operating margin	29.5%	+220 bps	29.4%	+40 bps

Earnings before interest and taxes (EBIT)	NA	NA	$559	11%

Net income attributable to CBI	$406	50%	$403	40%

Diluted net income per share attributable to CBI (EPS)	$1.98	49%	$1.96	38%

*Definitions of reported and comparable, as well as reconciliations of non-GAAP financial measures, are contained elsewhere in this news release.
NA=Not Applicable

VICTOR, N.Y., Jan. 5, 2017 – Constellation Brands, Inc. (NYSE: STZ and STZ.B), a leading beverage alcohol company, reported today its third quarter fiscal 2017 results.
“It has been another dynamic quarter for our business and I am proud of our impressive financial results and recent accomplishments,” said Rob Sands, president and chief executive officer, Constellation Brands. “We sold our Canadian wine business as part of our strategy to focus on premium, margin accretive, growth opportunities. We increased our functioning brewery capacity and innovation flexibility to support our fast-growing, high-end Mexican beer portfolio with the purchase of the Obregon brewery operation in Mexico. We strengthened our premium wine and spirits portfolio with the acquisitions of Charles Smith Wines and High West Distillery, and we repurchased a significant number of our shares. Our business has never been stronger and the future prospects across our beer, wine and spirits portfolio are compelling,” said Sands.
Net Sales Commentary
For the quarter, the company generated consolidated net sales growth of 10 percent. This reflects organic net sales growth on a constant currency basis of seven percent and acquisition benefits.
Net sales for beer increased 16 percent. This was due to a 12 percent increase in organic net sales driven primarily by volume growth and favorable pricing, and the acquisition benefit from Ballast Point.
“Our beer business delivered double-digit sales and profit growth for the third quarter, and gained significant market share of the high-end of the U.S. beer category, as the #1 contributor to growth, with our key brands growing across all market channels,” said Sands.
Wine and spirits net sales increased five percent. This primarily reflects the acquisition benefit from The Prisoner wine brands and favorable mix, partially offset by lower volume due to timing, as U.S. depletion volume outpaced shipment volume during the quarter.
“During the quarter, our wine business gained IRI volume and dollar share driven by strong depletion growth for our Focus Brands, and became the #1 share gainer in the U.S. wine category. We also successfully integrated Charles Smith and High West into our portfolio. We’re driving strong growth trends for these brands, which are enabling us to capitalize on U.S. market trends that favor high-end wine and spirits,” said Sands.
Operating Income and Income Tax Commentary
For the quarter, consolidated reported and comparable basis operating income increased 19 percent and 12 percent, respectively.
Third quarter fiscal 2017 comparable adjustments affecting operating income totaled a net gain of $2 million as compared to a net loss of $29 million for the same period last year.
Beer operating income increased 15 percent, primarily due to organic volume growth and favorable pricing, partially offset by higher marketing investment. The four percent increase in wine and spirits operating income primarily reflects favorable mix, the benefit from The Prisoner acquisition and favorable COGS, partially offset by higher investment in SG&A and marketing, as well as lower volumes.
The effective tax rate for third quarter fiscal 2017 was 16 percent versus 32 percent for the prior year third quarter. During third quarter fiscal 2017, the company determined that a portion of the earnings of certain foreign subsidiaries would be indefinitely reinvested (APB 23). This assertion allows the company to record income taxes on certain foreign earnings using the applicable foreign jurisdiction tax rates, rather than the higher U.S. tax rate. The fiscal 2017 year-to-date impact of this change was recorded in third quarter fiscal 2017. The effective tax rate for nine months fiscal 2017 was 27 percent. For fiscal 2017, the company expects the effective tax rate on a reported basis to approximate 26 percent, which reflects a tax benefit from the sale of the Canadian wine business, and the effective tax rate on a comparable basis to approximate 27 percent.
Operating Cash Flow and Free Cash Flow Commentary
For the first nine months of fiscal 2017, operating cash flow totaled $1.42 billion, an increase of 30 percent. Free cash flow for the first nine months of fiscal 2017 totaled $824 million, as compared to $578 million for the same period last year. This reflects higher operating cash flow, partially offset by higher capital expenditures.
“We are pleased with our strong operating cash flow results and we continue to target fiscal 2017 free cash flow in the range of $575 to $675 million,” said David Klein, executive vice president and chief financial officer, Constellation Brands. “We recently achieved “Investment Grade” status, successfully completed a new senior notes offering at an attractive interest rate, and opportunistically repurchased a significant number of our shares. These activities continue to build shareholder value,” added Klein.
Recent Business Activities
In October 2016, the company completed the acquisitions of High West for $137 million, net of cash acquired and subject to post-closing adjustments, and Charles Smith for $121 million.
In December 2016, the company completed the purchase of the Obregon, Mexico brewery operation from Grupo Modelo, a subsidiary of Anheuser-Busch InBev SA/NV for $583 million, net of cash acquired and subject to post-closing adjustments.
The company also completed the sale of its Canadian wine business to Ontario Teachers’ Pension Plan in December 2016. The transaction was valued at C$1.04 billion ($776 million) and the company received cash proceeds, net of outstanding debt, of approximately C$775 million ($581 million), subject to post-closing adjustments. The company received the proceeds from the outstanding debt prior to the sale. The company expects to record a net gain in connection with this transaction during fourth quarter fiscal 2017 and after-tax proceeds are expected to approximate $511 million.
For nine months fiscal 2017, net sales and operating income that will no longer be part of the wine and spirits segment results after the sale of the Canadian wine business totaled $289 million and $45 million, respectively. This compares to $284 million of net sales and $48 million of operating income for nine months fiscal 2016. For fiscal 2016, net sales and operating income for the divested business totaled $365 million and $63 million, respectively.
During the third quarter, Constellation Brands also made minority investments in Catoctin Creek Distilling Company, a producer of premium rye whisky and gin from organic sources, as well as Bardstown Bourbon Company, the largest new whiskey distillery in the U.S.

Share Repurchases
In November 2016, Constellation’s board of directors authorized a new share repurchase program of up to $1 billion of the company’s common stock. This new program was in addition to the company’s then-existing $1 billion share repurchase program. During third quarter fiscal 2017, the company repurchased 2.4 million shares of common stock for $367 million. Through December 31, 2016, the company repurchased 5.4 million shares of common stock for $823 million. As of December 31, 2016, the company has fully utilized its prior $1 billion share repurchase authorization and has $847 million remaining under its new share repurchase authorization.
Quarterly Dividend
On January 4, 2017, Constellation’s board of directors declared a quarterly cash dividend of $0.40 per share of Class A Common Stock and $0.36 per share of Class B Common Stock, payable on February 23, 2017, to stockholders of record as of the close of business on February 9, 2017.
Outlook
The table below sets forth management’s current EPS expectations for fiscal 2017 compared to fiscal 2016 actual results, both on a reported basis and a comparable basis.

	Reported Basis		Comparable Basis
	FY17 Estimate	FY16 Actual	FY17 Estimate	FY16 Actual
Fiscal Year Ending Feb. 28/29	$7.55 - $7.65	$5.18	$6.55 - $6.65	$5.43
For fiscal 2017, the beer business continues to expect net sales growth of 16 - 17 percent and operating income growth at the high teens level. These growth rates include an estimated incremental benefit from the Ballast Point acquisition. For the wine and spirits business, the company continues to expect net sales growth in the mid single-digit range and operating income growth in the mid to high single-digit range. These growth rates include an estimated incremental benefit from the Meiomi, Prisoner, High West and Charles Smith acquisitions, net of the Canadian wine business divestiture.
Fiscal 2017 guidance also includes the following current assumptions:

•	Interest expense: approximately $335 - $345 million

•	Tax rate: reported basis approximately 26%, which reflects a tax benefit from the sale of the Canadian wine business; comparable basis approximately 27%

•	Weighted average diluted shares outstanding: 204.5 million

•	Operating cash flow: approximately $1.4 - $1.6 billion

•	Capital expenditures: approximately $825 - $925 million

•	Free cash flow: approximately $575 - $675 million
Conference Call
A conference call to discuss third quarter fiscal 2017 results and outlook will be hosted by President and Chief Executive Officer Rob Sands and Executive Vice President and Chief Financial Officer David Klein on Thursday, Jan. 5, 2017 at 10:30 a.m. (eastern). The conference call can be accessed by dialing +973-935-8505 beginning 10 minutes prior to the start of the call. A live listen-only webcast of the conference call, together with a copy of this news release (including the attachments), and other financial information that may be discussed during the call will be available on the Internet at the company’s website: www.cbrands.com under “Investors,” prior to the call.
Explanations
Reported basis (“reported”) operating income, effective tax rate, net income and EPS are as reported under generally accepted accounting principles. Operating income, effective tax rate, net income and EPS on a comparable basis (“comparable”), exclude items that affect comparability (“comparable adjustments”), as they are not reflective of core operations of the segments. The company’s measure of segment profitability excludes comparable adjustments, which is consistent with the measure used by management to evaluate results.
The company discusses additional non-GAAP measures in this news release, including constant currency net sales, organic net sales, comparable basis EBIT and free cash flow.
Supplemental Financial Information
Tables reconciling non-GAAP measures, together with definitions of these measures and the reasons management uses these measures, are attached to and are part of this news release.
About Constellation Brands
Constellation Brands (NYSE: STZ and STZ.B), a Fortune 500® company, is a leading international producer and marketer of beer, wine and spirits with operations in the U.S., Canada, Mexico, New Zealand and Italy. Constellation is the No. 3 beer company in the U.S. with high-end, iconic imported brands such as Corona Extra, Corona Light, Modelo Especial, Modelo Negra and Pacifico. The company’s beer portfolio also includes Ballast Point, one of the most awarded craft brewers in the U.S. In addition, Constellation is the world leader in premium wine, selling great brands that people love, including Robert Mondavi, Clos du Bois, Kim Crawford, Meiomi, Mark West, Franciscan Estate, Ruffino and The Prisoner. The company’s premium spirits brands include SVEDKA Vodka, Casa Noble Tequila and High West Whiskey.
Based in Victor, N.Y., the company believes that industry leadership involves a commitment to brand building, our trade partners, the environment, our investors and to consumers around the world who choose our products when celebrating big moments or enjoying quiet ones. Founded in 1945, Constellation has grown to become a significant player in the beverage alcohol industry with more than 100 brands in its portfolio, about 40 facilities and approximately 8,000 talented employees. We express our company vision: to elevate life with every glass raised. To learn more, visit www.cbrands.com.

Forward-Looking Statements
The statements made under the heading Outlook, and all statements other than statements of historical fact set forth in this news release regarding Constellation Brands’ business strategy, future operations, financial position, estimated revenues, projected costs, expected effective tax rate, estimated diluted EPS, expected cash flow, future payments of dividends, prospects, plans and objectives of management, including the duration of reinvestment of earnings of certain foreign subsidiaries, manner and timing of share repurchases, as well as information concerning expected actions of third parties, are forward-looking statements (collectively, the “Projections”) that involve risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by the Projections.
During the current quarter, Constellation Brands may reiterate the Projections. Prior to the start of the company’s quiet period, which will begin at the close of business Feb. 28, 2017, the public can continue to rely on the Projections as still being Constellation Brands’ current expectations on the matters covered, unless the company publishes a notice stating otherwise. During Constellation Brands’ “quiet period,” the Projections should not be considered to constitute the company’s expectations and should be considered historical, speaking as of prior to the quiet period only and not subject to update by the company.
The Projections are based on management’s current expectations and, unless otherwise noted, do not take into account the impact of any future acquisition, merger or any other business combination, divestiture, restructuring or other strategic business realignments, financing or share repurchase that may be completed after the date of this release. The Projections should not be construed in any manner as a guarantee that such results will in fact occur.
In addition to the risks and uncertainties of ordinary business operations, the Projections of the company contained in this news release are subject to a number of risks and uncertainties, including:

•
Mexicali brewery construction, Nava brewery expansion and Obregon brewery optimization activities and joint venture glass plant expansion activities take place with expected scope, on expected terms and timetables, and with receipt of any necessary permits and regulatory approvals;

•	accuracy of supply projections, including those relating Mexicali brewery construction, Nava brewery expansions, Obregon brewery optimization, and glass sourcing;

•
timeframe and actual costs associated with beer supply, Mexicali brewery construction, Nava brewery expansions, Obregon brewery optimization and glass sourcing, including joint venture glass plant expansions, may vary from management’s current expectations due to market conditions, the company’s cash and debt position, and other factors as determined by management;

•	operating cash flow, free cash flow, effective tax rate and capital expenditures to support long-term growth may vary from management’s current estimates;

•	timing and volume amount of beer shipments to wholesalers may vary from current expectations due to actual consumer demand;

•
accuracy of projections associated with the acquisitions of the Meiomi wine brand, Ballast Point, The Prisoner Wine Company brand portfolio, High West, the Charles Smith Wine Collection, and the Obregon brewery and the projections associated with the sale of the Canadian wine business;

•	the impact of and the ability to realize the anticipated benefits of acquisitions, including as a result of difficulty in integrating the businesses of the companies involved;

•	the exact duration of the share repurchase implementation and the amount, timing and source of funds of any additional share repurchases;

•	amount and timing of future dividends are subject to the determination and discretion of the Board of Directors;

•
ability to use cash flow to fund dividends and acquisitions could be affected by unanticipated increases in net total debt, inability to generate cash flow at the levels anticipated, and failure to generate expected earnings;

•	raw material and water supply, production or shipment difficulties could adversely affect the company’s ability to supply its customers;

•
increased competitive activities in the form of pricing, advertising and promotions could adversely impact consumer demand for the company’s products and/or result in lower than expected sales or higher than expected expenses;

•	general economic, geo-political, domestic, international and regulatory conditions, instability in world financial markets, or unanticipated environmental liabilities and costs;

•
changes to international trade agreements and tariffs, accounting rules and tax laws, and other factors which could impact the company’s reported financial position, results of operations or effective tax rate;

•	changes in interest rates and the inherent unpredictability of currency fluctuations, commodity prices and raw material costs;

•	accuracy of the bases for forecasts relating to joint ventures and associated costs, losses, purchase obligations and capital investment requirements; and

•
other factors and uncertainties disclosed in the company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended Feb. 29, 2016, which could cause actual future performance to differ from current expectations.

Constellation Brands, Inc. and Subsidiaries CONDENSED CONSOLIDATED BALANCE SHEETS (in millions)

	November 30, 2016	February 29, 2016
Assets

Current assets:
Cash and cash equivalents	$197.3	$83.1
Accounts receivable	856.0	732.5
Inventories	2,123.1	1,851.6
Prepaid expenses and other	268.4	310.4

Total current assets	3,444.8	2,977.6

Property, plant and equipment	3,708.0	3,333.4
Goodwill	7,517.9	7,138.6
Intangible assets	3,494.2	3,403.8
Other assets	155.2	111.6

Total assets	$18,320.1	$16,965.0

Liabilities and stockholders’ equity

Current liabilities:
Notes payable to banks	$353.4	$408.3
Current maturities of long-term debt	915.7	856.7
Accounts payable	772.3	429.3
Accrued excise taxes	33.0	33.6
Other accrued expenses and liabilities	562.2	544.4

Total current liabilities	2,636.6	2,272.3

Long-term debt, less current maturities	7,362.5	6,816.2
Deferred income taxes	1,124.0	1,022.2
Other liabilities	199.3	162.5

Total liabilities	11,322.4	10,273.2

CBI stockholders’ equity	7,018.0	6,559.6
Noncontrolling interests	(20.3)	132.2

Total stockholders’ equity	6,997.7	6,691.8

Total liabilities and stockholders’ equity	$18,320.1	$16,965.0

Constellation Brands, Inc. and Subsidiaries CONSOLIDATED STATEMENTS OF OPERATIONS (in millions, except per share data)

	Three Months Ended		Nine Months Ended
	November 30, 2016	November 30, 2015	November 30, 2016	November 30, 2015
Sales	$1,992.7	$1,812.4	$6,268.5	$5,523.3
Excise taxes	(182.2)	(171.9)	(565.0)	(518.1)
Net sales	1,810.5	1,640.5	5,703.5	5,005.2

Cost of product sold	(919.1)	(907.0)	(2,961.8)	(2,759.0)
Gross profit	891.4	733.5	2,741.7	2,246.2

Selling, general and administrative expenses	(357.4)	(286.2)	(1,044.1)	(892.2)
Operating income	534.0	447.3	1,697.6	1,354.0

Equity in earnings of equity method investees	27.5	27.3	28.2	28.5
Interest expense	(77.6)	(75.6)	(256.3)	(230.4)
Loss on write-off of debt issuance costs	—	—	—	(1.1)
Income before income taxes	483.9	399.0	1,469.5	1,151.0

Provision for income taxes	(78.9)	(128.0)	(392.2)	(335.7)
Net income	405.0	271.0	1,077.3	815.3
Net (income) loss attributable to noncontrolling interests	0.9	(0.5)	5.8	(3.8)
Net income attributable to CBI	$405.9	$270.5	$1,083.1	$811.5

Net income per common share attributable to CBI:
Basic – Class A Common Stock	$2.04	$1.39	$5.46	$4.19
Basic – Class B Convertible Common Stock	$1.85	$1.26	$4.95	$3.80

Diluted – Class A Common Stock	$1.98	$1.33	$5.27	$3.99
Diluted – Class B Convertible Common Stock	$1.82	$1.22	$4.86	$3.69

Weighted average common shares outstanding:
Basic – Class A Common Stock	177.513	173.933	177.171	172.509
Basic – Class B Convertible Common Stock	23.353	23.358	23.353	23.366

Diluted – Class A Common Stock	205.455	204.096	205.484	203.356
Diluted – Class B Convertible Common Stock	23.353	23.358	23.353	23.366

Cash dividends declared per common share:
Class A Common Stock	$0.40	$0.31	$1.20	$0.93
Class B Convertible Common Stock	$0.36	$0.28	$1.08	$0.84

Constellation Brands, Inc. and Subsidiaries CONSOLIDATED STATEMENTS OF CASH FLOWS (in millions)

	Nine Months Ended
	November 30, 2016	November 30, 2015
Cash flows from operating activities
Net income	$1,077.3	$815.3
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	175.3	130.5
Deferred tax provision	114.7	192.5
Stock-based compensation	44.4	40.5
Amortization of debt issuance costs	9.6	9.0
Amortization of intangible assets	8.4	32.2
Equity in earnings of equity method investees, net of distributed earnings	(16.2)	(18.7)
Noncash portion of loss on write-off of debt issuance costs	—	1.1
Change in operating assets and liabilities, net of effects from purchases of businesses:
Accounts receivable	(121.5)	(121.5)
Inventories	(193.9)	(25.0)
Prepaid expenses and other current assets	(30.4)	46.8
Accounts payable	290.0	136.8
Accrued excise taxes	(0.6)	4.3
Other accrued expenses and liabilities	77.5	(128.1)
Other	(18.9)	(24.1)
Total adjustments	338.4	276.3
Net cash provided by operating activities	1,415.7	1,091.6

Cash flows from investing activities
Purchases of property, plant and equipment	(591.6)	(513.8)
Purchases of businesses	(542.2)	(317.9)
Other investing activities	(15.3)	4.0
Net cash used in investing activities	(1,149.1)	(827.7)

Cash flows from financing activities
Principal payments of long-term debt	(907.7)	(148.3)
Purchases of treasury stock	(372.6)	—
Dividends paid	(238.3)	(180.4)
Payments of minimum tax withholdings on stock-based payment awards	(66.9)	(38.4)
Net repayments of notes payable	(55.9)	(15.9)
Payments of debt issuance costs	(6.6)	(7.9)
Proceeds from issuance of long-term debt	1,350.1	210.0
Excess tax benefits from stock-based payment awards	112.2	204.2
Proceeds from shares issued under equity compensation plans	39.3	98.9
Net cash provided by (used in) financing activities	(146.4)	122.2

Effect of exchange rate changes on cash and cash equivalents	(6.0)	(4.9)

Net increase in cash and cash equivalents	114.2	381.2
Cash and cash equivalents, beginning of period	83.1	110.1
Cash and cash equivalents, end of period	$197.3	$491.3

Constellation Brands, Inc. and Subsidiaries
RECONCILIATION OF REPORTED, ORGANIC AND CONSTANT CURRENCY NET SALES
(in millions)

On August 3, 2015, we acquired the Meiomi wine brand and certain related assets (“Meiomi”). On December 16, 2015, we acquired all of the issued and outstanding common and preferred stock of Home Brew Mart, Inc. d/b/a Ballast Point Brewing & Spirits (“Ballast Point”). On April 29, 2016, we acquired The Prisoner Wine Company portfolio of brands and certain related assets (“Prisoner”). On October 14, 2016, we acquired all of the issued and outstanding common and preferred membership interests of High West Holdings, LLC, including a portfolio of high-end craft whiskeys and other select spirits offerings (“High West”), and on October 19, 2016, we acquired the Charles Smith Wines, LLC collection of five super and ultra-premium wines (“Charles Smith” and collectively with High West, the “October Wine and Spirits Acquisitions”). We define organic net sales for the respective periods as reported net sales less net sales of Meiomi, Ballast Point, Prisoner, High West and Charles Smith products, as appropriate. We provide organic net sales and percentage change in constant currency net sales (which excludes the impact of year-over-year currency exchange rate fluctuations) because we use this information in monitoring and evaluating the underlying business trends of our core operations. In addition, we believe this information provides investors better insight on underlying business trends and results in order to evaluate year-over-year financial performance.

	Three Months Ended				Constant Currency Percent Change (1)	Nine Months Ended				Constant Currency Percent Change (1)
	November 30, 2016	November 30, 2015	Percent Change	Currency Impact		November 30, 2016	November 30, 2015	Percent Change	Currency Impact
Consolidated net sales	$1,810.5	$1,640.5	10%	—%	10%	$5,703.5	$5,005.2	14%	—%	14%
Less: Meiomi (2)	—	—				(52.5)	—
Less: Ballast Point (3)	(31.8)	—				(120.2)	—
Less: Prisoner (4)	(20.1)	—				(33.8)	—
Less: October Wine and Spirits Acquisitions (5)	(5.4)	—				(5.4)	—
Consolidated organic net sales	$1,753.2	$1,640.5	7%	—%	7%	$5,491.6	$5,005.2	10%	—%	10%

Beer net sales	$964.6	$831.3	16%	—%	16%	$3,338.1	$2,816.6	19%	—%	19%
Less: Ballast Point (3)	(31.8)	—				(120.2)	—
Beer organic net sales	$932.8	$831.3	12%	—%	12%	$3,217.9	$2,816.6	14%	—%	14%

Wine and Spirits net sales	$845.9	$809.2	5%	—%	4%	$2,365.4	$2,188.6	8%	—%	8%
Less: Meiomi (2)	—	—				(52.5)	—
Less: Prisoner (4)	(20.1)	—				(33.8)	—
Less: October Wine and Spirits Acquisitions (5)	(5.4)	—				(5.4)	—
Wine and Spirits organic net sales	$820.4	$809.2	1%	—%	1%	$2,273.7	$2,188.6	4%	—%	4%

(1)	May not sum due to rounding as each item is computed independently.

(2)	For the period March 1, 2016, through August 2, 2016, included in the nine months ended November 30, 2016.

(3)	For the periods September 1, 2016, through November 30, 2016, and March 1, 2016, through November 30, 2016, included in the three months and nine months ended November 30, 2016, respectively.

(4)	For the periods September 1, 2016, through November 30, 2016, and April 29, 2016, through November 30, 2016, included in the three months and nine months ended November 30, 2016, respectively.

(5)	For the applicable periods in October through November 30, 2016, included in the three months and nine months ended November 30, 2016.

Constellation Brands, Inc. and Subsidiaries
SUPPLEMENTAL SHIPMENT AND DEPLETION INFORMATION

	Three Months Ended			Nine Months Ended
	November 30, 2016	November 30, 2015	Percent Change	November 30, 2016	November 30, 2015	Percent Change
BEER
(in millions, branded product, 24-pack, 12-ounce case equivalents)
Shipment volume	57.7	51.4	12.3%	200.5	175.7	14.1%
Organic shipment volume (1)	56.7	51.4	10.3%	196.6	175.7	11.9%

Depletion volume (2) (3)			10.7%			11.6%

WINE AND SPIRITS
(in millions, branded product, 9-liter case equivalents)
Shipment volume	18.3	18.4	(0.5%)	52.9	51.1	3.5%
Organic shipment volume (4)	18.2	18.4	(1.1%)	52.3	51.1	2.3%
U.S. Domestic shipment volume	14.0	14.1	(0.7%)	40.6	38.6	5.2%
U.S. Domestic organic shipment volume (4)	13.9	14.1	(1.4%)	40.0	38.6	3.6%
U.S. Domestic Focus Brands shipment volume (5)	8.1	7.6	6.6%	23.4	20.8	12.5%
U.S. Domestic organic Focus Brands shipment volume (4) (5)	8.1	7.6	6.6%	22.9	20.8	10.1%

U.S. Domestic depletion volume (2) (6)			3.4%			3.9%
U.S. Domestic Focus Brands depletion volume (2) (5) (6)			8.8%			9.7%

(1)
Includes an adjustment to remove Ballast Point shipment volumes for the periods September 1, 2016, through November 30, 2016, and March 1, 2016, through November 30, 2016, for the three months and nine months ended November 30, 2016, respectively.

(2)	Depletions represent distributor shipments of our respective branded products to retail customers, based on third-party data.

(3)
Includes depletion of Ballast Point products for the prior comparable periods of September 1, 2015, through November 30, 2015, and March 1, 2015, through November 30, 2015, for the three months and nine months ended November 30, 2015, respectively.

(4)	Includes an adjustment to remove:

•	Meiomi shipment volumes for the period March 1, 2016, through August 2, 2016, for the nine months ended November 30, 2016;

•
Prisoner shipment volumes for the periods September 1, 2016, through November 30, 2016, and April 29, 2016, through November 30, 2016, for the three months and nine months ended November 30, 2016, respectively; and

•
High West shipment volumes for the period October 14, 2016, through November 30, 2016, and Charles Smith shipment volumes for the period October 19, 2016, through November 30, 2016, for the three months and nine months ended November 30, 2016.

(5)
U.S. Domestic Focus Brands include the following brands:  Black Box, Clos du Bois, Estancia, Franciscan Estate, Inniskillin, Kim Crawford, Mark West, Meiomi, Mount Veeder, Nobilo, Robert Mondavi, Ruffino, Saved, Simi, SVEDKA Vodka, The Dreaming Tree, The Prisoner Brands and Wild Horse.

(6)	Includes depletion of:

•	Meiomi products for the prior comparable period of March 1, 2015, through August 2, 2015, for the nine months ended November 30, 2015;

•
Prisoner products for the prior comparable periods of September 1, 2015, through November 30, 2015, and April 29, 2015, through November 30, 2015, for the three months and nine months ended November 30, 2015, respectively; and

•
High West products for the prior comparable period of October 14, 2015, through November 30, 2015, and Charles Smith products for the prior comparable period of October 19, 2015, through November 30, 2015, for the three months and nine months ended November 30, 2015.

Constellation Brands, Inc. and Subsidiaries SUMMARIZED SEGMENT AND EQUITY EARNINGS INFORMATION (in millions)

	Three Months Ended			Nine Months Ended
	November 30, 2016	November 30, 2015	Percent Change	November 30, 2016	November 30, 2015	Percent Change
Beer
Segment net sales	$964.6	$831.3	16%	$3,338.1	$2,816.6	19%
Segment gross profit	$499.4	$406.2	23%	$1,687.1	$1,374.3	23%
% Net sales	51.8%	48.9%		50.5%	48.8%
Segment operating income	$335.7	$291.6	15%	$1,195.7	$984.0	22%
% Net sales	34.8%	35.1%		35.8%	34.9%

Wine and Spirits
Wine net sales	$754.3	$719.4	5%	$2,102.8	$1,931.5	9%
Spirits net sales	91.6	89.8	2%	262.6	257.1	2%
Segment net sales	$845.9	$809.2	5%	$2,365.4	$2,188.6	8%
Segment gross profit	$385.0	$353.2	9%	$1,038.5	$921.1	13%
% Net sales	45.5%	43.6%		43.9%	42.1%
Segment operating income	$231.0	$222.7	4%	$604.7	$542.8	11%
% Net sales	27.3%	27.5%		25.6%	24.8%
Segment equity in earnings of equity method investees	$27.7	$27.3	1%	$28.4	$28.5	—%

Corporate Operations and Other
Segment operating loss	$(35.1)	$(38.5)	(9%)	$(99.9)	$(95.9)	4%
Segment equity in earnings of equity method investees	$(0.2)	$—	NA	$(0.2)	$—	NA

Consolidated operating income	$534.0	$447.3		$1,697.6	$1,354.0
Comparable Adjustments	(2.4)	28.5		2.9	76.9
Comparable operating income	531.6	475.8		1,700.5	1,430.9
Equity in earnings of equity method investees	27.5	27.3		28.2	28.5
Consolidated EBIT	$559.1	$503.1		$1,728.7	$1,459.4

Constellation Brands, Inc. and Subsidiaries
RECONCILIATIONS OF GAAP TO NON-GAAP FINANCIAL MEASURES
(in millions, except per share data)

We report our financial results in accordance with generally accepted accounting principles in the U.S. (“GAAP”). However, non-GAAP financial measures, as defined in the reconciliation tables below, are provided because we use this information in evaluating the results of our core operations and/or internal goal setting. In addition, we believe this information provides investors better insight on underlying business trends and results in order to evaluate year-over-year financial performance. See the tables below for supplemental financial data and corresponding reconciliations of these non-GAAP financial measures to GAAP financial measures for the periods presented. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, our reported results prepared in accordance with GAAP. Please refer to our website at http://www.cbrands.com/investors for a more detailed description and further discussion of these non-GAAP financial measures.

	Three Months Ended November 30, 2016			Three Months Ended November 30, 2015			Percent Change - Reported Basis (GAAP)	Percent Change - Comparable Basis (Non-GAAP)
	Reported Basis (GAAP)	Comparable Adjustments	Comparable Basis (Non-GAAP)	Reported Basis (GAAP)	Comparable Adjustments	Comparable Basis (Non-GAAP)
Net sales	$1,810.5		$1,810.5	$1,640.5		$1,640.5	10%	10%
Cost of product sold	(919.1)	$(7.0)		(907.0)	$25.9
Gross profit	891.4	(7.0)	$884.4	733.5	25.9	$759.4	22%	16%
Selling, general and administrative expenses	(357.4)	4.6		(286.2)	2.6
Operating income	534.0	(2.4)	$531.6	447.3	28.5	$475.8	19%	12%
Equity in earnings of equity method investees	27.5			27.3
EBIT			$559.1			$503.1	NA	11%
Interest expense	(77.6)			(75.6)
Income before income taxes	483.9	(2.4)	$481.5	399.0	28.5	$427.5	21%	13%
Provision for income taxes	(78.9)	(0.2)		(128.0)	(9.9)
Net income	405.0	(2.6)		271.0	18.6
Net (income) loss attributable to noncontrolling interests	0.9			(0.5)
Net income attributable to CBI	$405.9	$(2.6)	$403.3	$270.5	$18.6	$289.1	50%	40%

EPS (1)	$1.98	$(0.01)	$1.96	$1.33	$0.09	$1.42	49%	38%

Weighted average common shares outstanding – diluted	205.455		205.455	204.096		204.096

Gross margin	49.2%		48.8%	44.7%		46.3%
Operating margin	29.5%		29.4%	27.3%		29.0%
Effective tax rate	16.3%		16.4%	32.1%		32.3%

	Three Months Ended November 30, 2016				Three Months Ended November 30, 2015
Comparable Adjustments	Acquisitions, Divestitures and Related Costs (2) (3)	Restructuring and Related Charges (4)	Other (2) (5)	Total	Acquisitions, Divestitures and Related Costs (3)	Restructuring and Related Charges (4)	Other (5)	Total
Cost of product sold	$4.9	$—	$(11.9)	$(7.0)	$16.0	$—	$9.9	$25.9
Selling, general and administrative expenses	$10.2	$(0.1)	$(5.5)	$4.6	$1.9	$0.7	$—	$2.6
Operating income	$15.1	$(0.1)	$(17.4)	$(2.4)	$17.9	$0.7	$9.9	$28.5
Provision for income taxes	$(6.3)	$0.1	$6.0	$(0.2)	$(6.0)	$(0.3)	$(3.6)	$(9.9)
Net income attributable to CBI	$8.8	$—	$(11.4)	$(2.6)	$11.9	$0.4	$6.3	$18.6

EPS (1)	$0.04	$—	$(0.06)	$(0.01)	$0.06	$—	$0.03	$0.09

(1)	May not sum due to rounding as each item is computed independently.

(2)
For the three months ended November 30, 2016, associated with the Canadian divestiture, we reclassified costs, which were previously incurred in connection with our evaluation of the merits of executing an initial public offering for a portion of our Canadian wine business, from other to acquisition, divestitures and related costs.

(3)
For the three months ended November 30, 2016, acquisitions, divestitures and related costs consist of (i)  transaction, integration and other acquisition-related costs recognized primarily in connection with the acquisitions of Prisoner and High West and (ii)  a net gain incurred in connection with the Canadian divestiture and related activities. For the three months ended November 30, 2015, acquisitions, divestitures and related costs consist of transaction, integration and other acquisition-related costs recognized primarily in connection with the acquisitions of the June 2013 beer business and the December 2014 glass production plant, and Meiomi.

(4)
For the three months ended November 30, 2016, and November 30, 2015, restructuring and related charges consist of costs recognized in connection with the company’s plan initiated in May 2015 to streamline and simplify processes, and shift resources and investment to long-term, profitable growth opportunities across the business (the “Fiscal 2016 Plan”).

(5)
For the three months ended November 30, 2016, other consists primarily of a net gain from the mark to fair value of undesignated commodity derivative contracts. For the three months ended November 30, 2015, other consists of a net loss from the mark to fair value of undesignated commodity derivative contracts.

Constellation Brands, Inc. and Subsidiaries
RECONCILIATIONS OF GAAP TO NON-GAAP FINANCIAL MEASURES (continued)
(in millions, except per share data)

	Nine Months Ended November 30, 2016			Nine Months Ended November 30, 2015			Percent Change - Reported Basis (GAAP)	Percent Change - Comparable Basis (Non-GAAP)
	Reported Basis (GAAP)	Comparable Adjustments	Comparable Basis (Non-GAAP)	Reported Basis (GAAP)	Comparable Adjustments	Comparable Basis (Non-GAAP)
Net sales	$5,703.5		$5,703.5	$5,005.2		$5,005.2	14%	14%
Cost of product sold	(2,961.8)	$(16.1)		(2,759.0)	$49.2
Gross profit	2,741.7	(16.1)	$2,725.6	2,246.2	49.2	$2,295.4	22%	19%
Selling, general and administrative expenses	(1,044.1)	19.0		(892.2)	27.7
Operating income	1,697.6	2.9	$1,700.5	1,354.0	76.9	$1,430.9	25%	19%
Equity in earnings of equity method investees	28.2			28.5
EBIT			$1,728.7			$1,459.4	NA	18%
Interest expense	(256.3)			(230.4)
Loss on write-off of debt issuance costs	—			(1.1)	1.1
Income before income taxes	1,469.5	2.9	$1,472.4	1,151.0	78.0	$1,229.0	28%	20%
Provision for income taxes	(392.2)	(1.3)		(335.7)	(26.7)
Net income	1,077.3	1.6		815.3	51.3
Net (income) loss attributable to noncontrolling interests	5.8			(3.8)	0.3
Net income attributable to CBI	$1,083.1	$1.6	$1,084.7	$811.5	$51.6	$863.1	33%	26%

EPS (1)	$5.27	$0.01	$5.28	$3.99	$0.25	$4.24	32%	25%

Weighted average common shares outstanding – diluted	205.484		205.484	203.356		203.356

Gross margin	48.1%		47.8%	44.9%		45.9%
Operating margin	29.8%		29.8%	27.1%		28.6%
Effective tax rate	26.7%		26.7%	29.2%		29.5%

	Nine Months Ended November 30, 2016				Nine Months Ended November 30, 2015
Comparable Adjustments	Acquisitions, Divestitures and Related Costs (2) (6)	Restructuring and Related Charges (7)	Other (2) (8)	Total	Acquisitions, Divestitures and Related Costs (6)	Restructuring and Related Charges (7)	Other (8)	Total
Cost of product sold	$18.6	$—	$(34.7)	$(16.1)	$35.1	$—	$14.1	$49.2
Selling, general and administrative expenses	$15.5	$0.9	$2.6	$19.0	$12.7	$15.0	$—	$27.7
Operating income	$34.1	$0.9	$(32.1)	$2.9	$47.8	$15.0	$14.1	$76.9
Loss on write-off of debt issuance costs	$—	$—	$—	$—	$—	$—	$1.1	$1.1
Provision for income taxes	$(13.3)	$(0.3)	$12.3	$(1.3)	$(15.7)	$(5.5)	$(5.5)	$(26.7)
Net loss attributable to noncontrolling interests	$—	$—	$—	$—	$0.3	$—	$—	$0.3
Net income attributable to CBI	$20.8	$0.6	$(19.8)	$1.6	$32.4	$9.5	$9.7	$51.6

EPS (1)	$0.10	$—	$(0.10)	$0.01	$0.16	$0.05	$0.05	$0.25

(6)
For the nine months ended November 30, 2016, acquisitions, divestitures and related costs consist of (i)  transaction, integration and other acquisition-related costs recognized primarily in connection with the acquisitions of Prisoner, Meiomi and the June 2013 beer business and (ii)  net costs incurred in connection with the Canadian divestiture and related activities. For the nine months ended November 30, 2015, acquisitions, divestitures and related costs consist of transaction, integration and other acquisition-related costs recognized primarily in connection with the acquisitions of the June 2013 beer business and the December 2014 glass production plant, and Meiomi.

(7)	For the nine months ended November 30, 2016, and November 30, 2015, restructuring and related charges consist of costs recognized in connection with the company’s Fiscal 2016 Plan.

(8)
For the nine months ended November 30, 2016, other consists primarily of a net gain from the mark to fair value of undesignated commodity derivative contracts. For the nine months ended November 30, 2015, other consists primarily of a net loss from the mark to fair value of undesignated commodity derivative contracts.

Constellation Brands, Inc. and Subsidiaries
RECONCILIATIONS OF GAAP TO NON-GAAP FINANCIAL MEASURES (continued)
GUIDANCE - EPS

	Range for the Year Ending February 28, 2017
Forecasted EPS - reported basis (GAAP)	$7.55	$7.65
Acquisitions, divestitures and related costs (1)	(0.90)	(0.90)
Other (2)	(0.10)	(0.10)
Forecasted EPS - comparable basis (Non-GAAP) (3)	$6.55	$6.65

Actual for the Year Ended February 29, 2016
EPS - reported basis (GAAP)	$5.18
Acquisitions, divestitures and related costs (1)	0.22
Restructuring and related charges (4)	0.05
Other (2)	(0.01)
EPS - comparable basis (Non-GAAP) (3)	$5.43

(1)
Includes an estimated ($1.01) EPS for the year ending February 28, 2017, associated with a net gain in connection with the Canadian divestiture and related activities and an estimated $0.04, $0.03, $0.02 and $0.02 EPS for the year ending February 28, 2017, associated with transaction, integration and other acquisition-related costs in connection with the acquisitions of Prisoner, the June 2013 beer business, Meiomi and High West, respectively. Includes $0.14, $0.07 and $0.01 EPS for the year ended February 29, 2016, associated with transaction, integration and other acquisition-related costs recognized in connection with the acquisitions of the June 2013 beer business and the December 2014 glass production plant, Meiomi and Ballast Point, respectively. (3)

(2)
Includes an estimated ($0.10) EPS for the year ending February 28, 2017, associated with a net gain from the mark to fair value of undesignated commodity derivative contracts. Includes ($0.08) and $0.06 EPS for the year ended February 29, 2016, associated with dividend income from a retained interest in a previously divested business and a net loss from the mark to fair value of undesignated commodity derivative contracts, respectively. (3)

(3)	May not sum due to rounding as each item is computed independently.

(4)	Includes $0.05 EPS for the year ended February 29, 2016, associated with the Fiscal 2016 Plan.

Constellation Brands, Inc. and Subsidiaries
RECONCILIATIONS OF GAAP TO NON-GAAP FINANCIAL MEASURES (continued)
GUIDANCE - FREE CASH FLOW
(in millions)

Free cash flow, as defined in the reconciliation below, is considered a liquidity measure and is considered to provide useful information to investors about the amount of cash generated, which can then be used, after required debt service and dividend payments, for other general corporate purposes. A limitation of free cash flow is that it does not represent the total increase or decrease in the cash balance for the period. Free cash flow should be considered in addition to, not as a substitute for, or superior to, cash flow from operating activities prepared in accordance with GAAP.

	Range for the Year Ending February 28, 2017
Net cash provided by operating activities (GAAP)	$1,400.0	$1,600.0
Purchases of property, plant and equipment	(825.0)	(925.0)
Free cash flow (Non-GAAP)	$575.0	$675.0
	Actual for the Nine Months Ended November 30, 2016	Actual for the Nine Months Ended November 30, 2015
Net cash provided by operating activities (GAAP)	$1,415.7	$1,091.6
Purchases of property, plant and equipment	(591.6)	(513.8)
Free cash flow (Non-GAAP)	$824.1	$577.8